EXHIBIT 99.1
EZCORP AND TEXAS ATTORNEY GENERAL REACH SETTLEMENT
AUSTIN, Texas (June 23, 2008) — EZCORP, Inc. (NASDAQ: EZPW), the parent company of EZPAWN and EZMONEY Loan Services, announced today that in cooperation with the Texas Attorney General’s office, the parties reached a settlement of the lawsuit brought by the Attorney General regarding his claim that the Company failed to adequately protect customers’ private information. The Company disputed and vigorously challenged the Attorney General’s claims.
Joe Rotunda, President & CEO of EZCORP, stated, “After an extended period of factual and legal debate and negotiations, it became clear that it is in the best interests of both parties to settle this matter rather than pursue costly litigation. We mutually agreed to mediate the case and reached a settlement of $600,000.”
Rotunda continued, “Despite the Attorney General’s allegations, we are pleased that no customer was harmed. EZCORP had strong identity protection policies in place, including a state-of-the-art ‘paperless’ document system, written document retention policies, and regular audits prior to the Attorney General’s lawsuit. We invested additional resources in technology and information security and continue to do so in an ongoing manner to enhance identity protection and security for our customers. We regularly evaluate our operations and look for new ways to protect our customers against identity theft.”
Rotunda concluded, “Our public guidance for the June ending quarter is 21 cents in diluted earnings per share versus 16 cents last year. Even with this charge as well as the charge associated with the closing of the eleven EZMONEY stores in Florida previously announced, we’re confident that we will achieve at least our public guidance for the quarter.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 26 Mexico Empeño Fácil locations open on March 31, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 462 EZMONEY locations and 73 EZPAWN locations open on March 31, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, the expected impact of the settlement and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen (512) 314-2289.